Exhibit 10.2

CONFORMED COPY

EQUITY COMMITMENT AGREEMENT

February 12, 2007

J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

Subject to the approval of this Agreement by the Bankruptcy Court (as defined in the second paragraph of this Agreement), Northwest Airlines Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the “Company”), proposes to offer and sell 27,777,778 shares of its new common stock, par value $0.01 per share, to be issued pursuant to the Amended Plan (as defined below in this paragraph) (together with any associated share purchase rights other than the Rights (as defined below in this paragraph), “New Common Stock”), of which 23,611,111 shares, (the “Shares”), will be offered pursuant to a rights offering (the “Rights Offering”) whereby each holder of an Allowed Class 1D Claim (other than a Subordinated Claim) (each an “Eligible Holder”), as of the record date fixed by the Bankruptcy Court for the solicitation of acceptances and rejections of the Amended Plan, shall be offered the right (each, a “Right”) to purchase up to its pro rata share of 23,611,111 Shares of New Common Stock, at a purchase price of $27.00 per Share (the “Purchase Price”).  Each capitalized term used but not defined in this letter (this “Agreement”) shall have the meaning given to it in the Debtors’ Joint and Consolidated Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed on January 12, 2007 (the “Existing Plan”).  The Existing Plan as amended or supplemented at the time of its approval by the Bankruptcy Court is hereinafter referred to as the “Amended Plan.”

The Company will conduct the Rights Offering as part of the implementation of a plan of reorganization for the Company, as a debtor-in-possession under chapter 11 of the United States Bankruptcy Code, 11 U.S.C.§§101 et seq. (the “Bankruptcy Code”), and its affiliates who are also debtors and debtors-in-possession in the chapter 11 cases pending and jointly administered in the Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under Case No. 05-17930.  The Amended Plan shall be the Existing Plan with only those revisions, modifications, supplements and amendments to the Existing Plan as are necessary to incorporate the terms in the term sheet attached hereto as Exhibit A (the “Term Sheet”) and such other revisions, modifications, supplements and amendments that the Company and the other Debtors deem necessary or appropriate and that shall not (i) materially adversely affect the obligations or rights of the Investor hereunder or as the Rights Offering Sponsor, as a holder of New Common Stock or as the Initial Purchaser (as defined in the Syndication Agreement, defined in the fifth paragraph of this Agreement), (ii) cause any representation or warranty contained herein to be incorrect or (iii) be inconsistent with the terms of the Term Sheet.

In order to facilitate the Rights Offering, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, J.P. Morgan Securities Inc. (the “Investor”) agrees to purchase on the Closing Date (as defined in Section 2(e)), and the Company agrees to sell, for the Purchase Price times the number of shares so purchased, a number of shares of New Common Stock equal to the aggregate number of Shares minus the number of shares of New Common Stock offered pursuant to the Rights Offering and purchased on or before the Expiration Time (as defined in Section 1(b)), including shares purchased pursuant to oversubscription rights (such Shares to be purchased by the Investor in the aggregate, the “Unsubscribed Shares”).

In addition, pursuant to this Agreement, and subject to the terms, conditions and limitations set forth herein, the Investor agrees to purchase on the Closing Date, and the Company agrees to sell, for the Purchase Price times the number of Shares so purchased, 4,166,667 additional shares of New Common Stock, (the “Purchased Shares”).  The Unsubscribed Shares and the Purchased Shares are herein collectively referred to as the “ECA Shares.”

Simultaneously with the delivery of this Agreement, certain persons (the “Ultimate Purchasers”) and the Investor are entering into a syndication agreement (the “Syndication Agreement”), pursuant to which the Ultimate Purchasers are agreeing to purchase from the Investor certain ECA Shares purchased by the Investor.  In the Syndication Agreement, each Ultimate Purchaser has represented and warranted that it is not a Competitor (as defined below) of the Company and that it will not assign its rights and obligations thereunder to such a Competitor.  “Competitor” means an airline, a commercial air carrier, an air freight forwarder, an entity engaged in the business of parcel transport by air or a corporation or other entity controlling, controlled by or under common control with such an airline, commercial air carrier, air freight forwarder or entity engaged in the business of parcel transport by air.  Notwithstanding the foregoing, to the extent the 4.75% limitation referred to in Section 2(a) becomes applicable, the Company may require the Ultimate Purchasers to purchase the ECA Shares they have agreed to purchase under the Syndication Agreement directly from the Company.

The Company hereby waives the restrictions contained in any confidentiality agreement between  the Company and the Investor or the Company and any Ultimate Purchaser that was entered into in contemplation of an equity investment in the Company and not in contemplation of the Investor or such Ultimate Purchaser’s agreement to act as a backstop provider (a “Prior Confidentiality Agreement”), but only to the extent such restrictions would otherwise restrict or impair the ability of the Investor or such Ultimate Purchaser to perform its obligations under this Agreement or the Syndication Agreement, as applicable; provided, however, that the foregoing waiver shall not apply to any provision in any Prior Confidentiality Agreement that restricts the ability of a party thereto to acquire in excess of 4.75% of any class of securities of the Company or, to the extent covered by the Investor’s or such Ultimate Purchaser’s Prior Confidentiality Agreement, claims relating to the Company’s and its subsidiaries’ voluntary petitions for relief under the chapter 11 of the Bankruptcy Code unless and only to the extent such provision is waived by the Company pursuant to Section 2(a) of this Agreement.

In consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company and the Investor agree as follows:

1.             The Rights Offering.  The Rights Offering will be conducted as follows:

(a)           Subject to the terms and conditions of this Agreement (including Bankruptcy Court approval), the Company hereby undertakes to offer Shares for subscription by holders of Rights pursuant to the Amended Plan as set forth in this Agreement.

(b)           Ballot form(s) (the “Ballots”) will be distributed in connection with the solicitation of acceptance of the Amended Plan.  Subscription form(s) (the “Subscription Forms”) will simultaneously be delivered pursuant to which each Eligible Holder may exercise its Rights.  The Rights may be exercised during a period (the “Rights Exercise Period”) to be specified in the Amended Plan, which period will commence on the date the Ballots are distributed and will end at the Expiration Time.  “Expiration Time” means 5:00 p.m., New York City time, on the 30th calendar day (or if such day is not a Business Day, the next Business Day) after the date the Ballots are distributed under the Amended Plan, or such later date as the Company, subject to the approval of the Investor, may specify in a notice provided to the Investor before 9:00 a.m., New York City time, on the Business Day before the then-effective Expiration Time.  “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.  Subject to the approval of this Agreement by the Bankruptcy Court, the Amended Plan shall provide that in order to exercise a Right, each Eligible Holder shall, prior to the Expiration Time, (i) return a duly executed Subscription Form to the Subscription Agent (as defined in Section 1(d)), and (ii) pay an amount equal to the full purchase price of the number of shares of New Common Stock elected to be purchased by such Eligible Holder by wire transfer or bank or cashier’s check delivered to the Subscription Agent with the Subscription Form no later than the Expiration Time.

(c)           The Company will issue the Shares to the Eligible Holders with respect to which Rights were validly exercised by such holders upon the effective date of the Amended Plan (the “Effective Date”).  If the exercise of a Right would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock to be issued in respect of such Right will be rounded up or down to the next whole share.

(d)           If the subscription agent under the Amended Plan ( the “Subscription Agent”) for any reason does not receive from a given holder both a timely and duly completed Subscription Form and timely payment for the Shares being purchased by such holder, the Amended Plan shall provide that the holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

(e)           The Company hereby agrees and undertakes to give the Investor by electronic facsimile transmission the certification by an executive officer of the Company conforming to the requirements specified herein for such certification of either (i) a true and accurate calculation of the number of Unsubscribed Shares and the aggregate Purchase Price therefor (a “Purchase Notice”) or (ii) in the absence of any Unsubscribed Shares, the fact that there are no Unsubscribed Shares and that the Backstop Commitment (as defined in Section 2(a)) is terminated (a “Satisfaction Notice”), as soon as practicable after the Expiration Time and, in any event, at least four (4) Business Days prior to the Effective Date (the date of transmission of confirmation of a Purchase Notice or a Satisfaction Notice, the “Determination Date”).

(f)            There will be over-subscription rights provided in connection with the Rights Offering, provided that the right of any creditor to oversubscribe will not exceed 200% of the number of Shares such creditor is entitled to purchase without giving effect to any oversubscription right.

(g)           In the event the Expiration Time has not occurred by May 15, 2007, on May 16, 2007, the Company will pay to the Investor a nonrefundable fee of $1,875,000, and in the event the Expiration Time has not occurred by May 31, 2007, on June 1, 2007, the Company will pay to the Investor an additional nonrefundable fee of $1,875,000.  The fees payable pursuant to this Section 2(g) are hereinafter referred to as the “Expiration Time Fee.”

2.             The Backstop Commitment and Purchased Shares.

(a)           On the basis of the representations and warranties contained herein, but subject to the conditions set forth in Section 7 (including without limitation the entry of the Agreement Order (as defined in Section 5(a)) and the Agreement Order becoming a Final Agreement Order (as defined below in this Section)), the Investor agrees to purchase on the Closing Date, and the Company agrees to issue and sell, at the aggregate Purchase Price therefor, all Unsubscribed Shares (the “Backstop Commitment”) and all Purchased Shares.  “Final Agreement Order” shall mean the Agreement Order, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, seek certiorari or request reargument or further review or rehearing has expired, and no appeal, petition for certiorari or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought or to which the request was made, and no further appeal or petition for certiorari has been or can be taken or granted.  Notwithstanding the foregoing, in the event the Investor is obligated to purchase a number of Unsubscribed Shares and Purchased Shares which would cause its ownership interest in the Company (including the shares of New Common Stock, if any, received by the Investor, in any capacity, pursuant to the Amended Plan), as determined for the purposes of Section 382 of the Code, to exceed 4.75% of the total number of shares of New Common Stock to be outstanding on the Closing

Date, the Investor will immediately notify the Company in writing of such determination, and the Company will either (i) reduce the Investor’s purchase obligation such that its ownership of New Common Stock would not exceed 4.75% or (ii) permit the Investor to purchase shares in excess of 4.75% to comply with its purchase obligations hereunder; provided that, in the latter case, the Board of Directors of the Company shall waive all restrictions, including those contemplated by Sections 5.7 and 9.12 of the Existing Plan, on the Investor’s ability to dispose of a number of Shares equal to the number of Unsubscribed Shares owned by it.  In addition, in the event any Ultimate Purchaser is obligated under the Syndication Agreement to purchase a number of ECA Shares which could cause its ownership interest in the Company (including the shares of New Common Stock, if any, received by such Ultimate Purchaser, in any capacity, pursuant to the Amended Plan), as determined for the purposes of Section 382 of the Code, to exceed 4.75% of the total number of shares of New Common Stock to be outstanding on the Closing Date, the Board of Directors of the Company shall waive all restrictions, including those contemplated by Sections 5.7 and 9.12 of the Existing Plan, on such Ultimate Purchaser’s ability to dispose of a number of shares of New Common Stock equal to the number of ECA Shares owned by it.

(b)           On the basis of the representations and warranties herein contained, but subject to the entry of the Agreement Order, the Company will pay to the Investor a backstop fee equal to $20,625,000 (the “Backstop Fee”) to compensate the Investor for the risk of its undertaking herein.  The Backstop Fee, as well as all other amounts payable hereunder, will be paid in U.S. dollars, and the Backstop Fee will be paid on the first Business Day after the tenth day after the entry of the Agreement Order; it being understood that in the event the Agreement Order is appealed, and the highest court to which the Agreement Order was appealed issues a final order vacating or reversing the Agreement Order and further orders disgorgement of all or a portion of the Backstop Fee, the Investor shall promptly return to the Company the portion of the Backstop Fee required to be so disgorged.  Payment of the Backstop Fee will be made by wire transfer of immediately available funds to the account specified by the Investor to the Company at least 24 hours in advance; provided, that if the Investor receives the Backstop Fee, the Investor shall waive any of its rights to receive punitive damages in connection with this Agreement and the transactions contemplated hereby.  Except as set forth in this subsection (b), the Backstop Fee will be nonrefundable when paid.

(c)           Upon the entry of the Agreement Order, the Company will reimburse or pay, as the case may be, the out-of-pocket expenses reasonably incurred by the Investor with respect to the transactions contemplated hereby, including the filing fee, if any, required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and expenses related thereto and all Bankruptcy Court and other judicial and regulatory proceedings related to such transactions (collectively, “Transaction Expenses”), including all reasonable fees and expenses of both Cahill Gordon & Reindel LLP and Cronin & Vris, LLP, counsels to the Investor, and Stroock & Stroock & Lavan LLP, counsel for the Ultimate Purchasers, and reasonable fees and expenses of any other professionals retained by the Investor with the prior approval of the Company in connection with the transactions contemplated herein and those contemplated by the Term Sheet.  Such reimbursement or payment shall be made by the Company within ten (10) days of presentation of an invoice approved by the Investor, without Bankruptcy Court review or further Bankruptcy Court order, whether or not the transactions contemplated hereby are consummated; it being understood that in the event the Agreement Order is appealed, and the highest court to which the Agreement Order was appealed issues a final order vacating or reversing the Agreement Order and further orders disgorgement of all or a portion of the Transaction Expenses, the Investor shall promptly return to the Company the portion of the Transaction Expenses required to be so disgorged.  These obligations are in addition to, and do not limit, the Company’s obligations under Section 8.

(d)           On the Closing Date (as defined in Section 2(e)), the Investor will purchase, and the Company will sell, only such number of Unsubscribed Shares as are listed in the Purchase Notice, without prejudice to the rights of the Investor to seek later an upward or downward adjustment if the number of Unsubscribed Shares in such Purchase Notice is inaccurate.

(e)           Delivery of the ECA Shares will be made by the Company to the account of the Investor (or to such other accounts as the Investor may designate) at 9:00 a.m., New York City time, on the Effective Date (the “Closing Date”) against payment of the aggregate Purchase Price for the ECA Shares by wire transfer of immediately available funds to the account specified by the Company to the Investor at least 24 hours in advance.

(f)            All ECA Shares will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Company to the extent required under the Confirmation Order or applicable law.

(g)           The documents to be delivered on the Closing Date by or on behalf of the parties hereto and the ECA Shares will be delivered at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281 on the Closing Date.

(h)           Notwithstanding anything to the contrary in this Agreement, the Investor, in its sole discretion, may designate that some or all of the ECA Shares be issued in the name of, and delivered to, one or more of its affiliates or to any other Person, including any Ultimate Purchaser, so long as such person is not a Competitor.

3.             Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Investor as follows:

(a)           Incorporation and Qualification.  The Company and each of its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of their respective jurisdictions of incorporation, with the requisite power and authority to own its properties and conduct its business as currently conducted.

Each of the Company and its subsidiaries has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent the failure to be so qualified or be in good standing has not had or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, property or financial condition of the Company and its subsidiaries taken as a whole, as such business is proposed to be conducted as contemplated by the Term Sheet, Disclosure Statement (as defined in Section 5(b)) and the Amended Plan, or on the ability of the Company, subject to the approvals and other authorizations set forth in Section 3(g), to consummate the transactions contemplated by this Agreement or the Amended Plan (a “Material Adverse Effect”).

(b)           Corporate Power and Authority.

(i)      The Company has the requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to entry of the Agreement Order and the Confirmation Order (together, the “Court Orders”) and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Rules 6004(g) and 3020(e) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), respectively, to perform its obligations hereunder and thereunder, including the issuance of the Rights and Shares and Purchased Shares.  The Company has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement, including the issuance of the Rights and Shares and Purchased Shares, other than board of directors’ approval of, or other board action to be taken with respect to, the documents to implement the Rights Offering.

(ii)     When executed and delivered, (A) the Company will have the requisite corporate power and authority to enter into, execute and deliver the Registration Rights Agreement (as defined in Section 5(m)); and (B) all necessary corporate action required for the due authorization, execution and delivery and, subject to the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004 (g) and 3020(e), respectively, performance of the Registration Rights Agreement will have been taken by the Company.

(iii)    The Company will have the requisite corporate power and authority to execute the Amended Plan and to file the Amended Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), to perform its obligations thereunder, and will have taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Amended Plan.

(c)           Execution and Delivery; Enforceability.

(i)      This Agreement has been and the Registration Rights Agreement will be duly and validly executed and delivered by the Company, and, upon the entry of the Agreement Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 6004(g), such documents will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

(ii)     The Amended Plan will be duly and validly filed with the Bankruptcy Court by the Company and, upon the entry of the Confirmation Order and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rule 3020(e), will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d)           Authorized Capital Stock.  Upon the Effective Date, the authorized capital stock of the Company will conform to the authorized capital stock set forth in the Disclosure Statement, and the issued and outstanding shares of capital stock of the Company will conform to the description set forth in the Term Sheet.

(e)           Issuance.  Subject to the issuance of the Final Agreement Order, the distribution of the Rights and issuance of the Shares, including the Unsubscribed Shares to be issued and sold by the Company to the Investor hereunder, and issuance of the Purchased Shares to be issued and sold by the Company to the Investor hereunder, at the Closing Date will have been duly and validly authorized and, when the Shares and the Purchased Shares are issued and delivered against payment therefor will be duly and validly issued, fully paid and non-assessable, and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(f)            No Conflict.  Subject to the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(g) and 3020(e), as applicable, the distribution of the Rights, the issuance, sale and delivery of Shares upon exercise of the Rights and the consummation of the Rights Offering by the Company, the issuance, sale and delivery of the Unsubscribed Shares and the Purchased Shares and the execution and delivery (or, with respect to the Amended Plan, the filing) by the Company of this Agreement and the Amended Plan and compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by the Investor with its obligations hereunder and thereunder) (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under or result in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company included in the Amended Plan and as applicable to the Company from and after the Effective Date and (iii) will not result in any violation of, or any termination or material impairment of any rights under, any statute or any license, authorization, injunction, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in any such case described in subclause (i) or (iii) as will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)           Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required for the distribution of the Rights, the issuance, sale and delivery of Shares upon exercise of the Rights and to the Investor hereunder, the issuance, sale and delivery of the Purchased Shares to the Investor hereunder and the consummation of the Rights Offering by the Company and the execution and delivery by the Company of this Agreement, the Registration Rights Agreement and the Amended Plan and performance of and compliance by the Company with all of the provisions hereof and thereof, including without limitation the payment of the Backstop Fee, the Expiration Time Fee, the Termination Fee (as defined in Section 10(d)) and the Transaction Expenses as provided for herein, and the consummation of the transactions contemplated herein and therein, except (i) the entry of the Court Orders and the expiration, or waiver by the Bankruptcy Court, of the 10-day period set forth in Bankruptcy Rules 6004(g) and 3020(e), as applicable, (ii) the registration under the Securities Act (as defined in Section 3(i)) of resales of the ECA Shares, (iii) filings with respect to and the expiration or termination of the waiting period under the HSR Act relating to the sale of ECA Shares to the Investor hereunder, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (v) such consents, approvals, authorizations, registrations or qualifications (x) as may be required under the New York Stock Exchange (“NYSE”) or the Nasdaq Global Market (“Nasdaq”) rules and regulations in order to consummate the transactions contemplated herein, (y) as may be required under state securities or Blue Sky laws in connection with the purchase of ECA Shares by the Investor or (z) the absence of which will not have or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)           Arm’s Length.  The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering and the purchase of the ECA Shares) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.  Additionally, the Investor is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in respect of the transactions contemplated hereby.  The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Investor shall have no responsibility or liability to the Company with respect thereto.  Any review by the Investor of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Investor and shall not be on behalf of the Company.

(i)            Financial Statements.  The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included or incorporated by reference in the Exchange Act Documents (as defined in Section 3(j)), the Registration Statement (as defined in Section 5(i)) and the Prospectus (as defined in Section 3(k)) comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Securities Act”) and the Securities Exchange Act of 1934 and the rules and regulation of the Commission thereunder (the “Exchange Act”), as applicable, and present fairly or will present fairly, as the case may be, in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been or will have been, as the case may be, prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as disclosed in the Exchange Act Documents), and the supporting schedules included or incorporated by reference in the Exchange Act Documents, and to be included or incorporated by reference in the Registration Statement and the Prospectus, present fairly or will present fairly, as the case may be, in all material respects, the information required to be stated therein; and the other financial information included or incorporated by reference in the Exchange Act Documents, and to be included or incorporated by reference in the Registration Statement and the Prospectus, has been or will have been, as the case may be, derived from the accounting records of the Company and its subsidiaries and presents fairly or will present fairly, as the case may be, the information shown thereby; and any pro forma financial information and related notes thereto to be included in the Registration Statement and the Prospectus will have been prepared in accordance with the applicable requirements of the Securities Act, and will be based on assumptions that management of the Company believes are reasonable and which will be set forth in the Registration Statement when it becomes effective and the Prospectus as of its date.

(j)            Exchange Act Documents.  The documents filed under the Exchange Act with the Commission prior to the date of this Agreement (the “Exchange Act Documents”), when they became effective or were filed with the Commission, conformed in all material respects, to the requirements of the Securities Act or the Exchange Act, as applicable, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement or the Prospectus, as the case may be, when such documents become effective or are filed with the Commission, will conform in all material respects to the requirements of the Exchange Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(k)           Preliminary Prospectus.  Each Preliminary Prospectus, at the time of filing thereof, will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Investor or the Ultimate Purchasers furnished to the Company in writing by the Investor or the Ultimate Purchasers expressly for use in any Preliminary Prospectus.  The term “Preliminary Prospectus” means each prospectus included in such registration statement (and any amendments thereto) before it becomes effective, any prospectus filed with the Commission pursuant to Rule 424(a) under the Securities Act and the prospectus included in the Registration Statement, as of their date or at the time of its effectiveness, as the case may be, that omits information deemed pursuant to Rule 430A under the Securities Act to be part of such Registration Statement, and the term “Prospectus” means the prospectus in the form first used to confirm sales of the ECA Shares.

(l)            Registration Statement and Prospectus.  As of the effective date of the Registration Statement, the Registration Statement will comply in all material respects with the Securities Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the applicable filing date of the Prospectus and any amendment or supplement thereto and as of the Closing Date, the Prospectus and any amendment or supplement thereto will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that  the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to the Investor or the Ultimate Purchasers furnished to the Company in writing by the Investor or the Ultimate Purchasers expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

(m)          No Material Adverse Change.  Since September 30, 2006, (i) there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of its capital stock, or any material adverse change, or any development involving a material adverse change, that has had individually or in the aggregate a Material Adverse Effect; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a material adverse change:  (a) changes in conditions in the

U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in the airline industry taken as a whole, (c) changes in general legal, tax, regulatory, political or economic conditions affecting the airline industry, (d) changes in GAAP, (e) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, or (f)  any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions (provided that this clause (f) shall not exclude any underlying effect, event, development, change or occurrence which gave rise to or contributed to such failure or change), provided further that, with respect to clauses (a), (b), (c) and (e), the impact on the Company is not disproportionate to the impact on other comparable entities in the airline industry; (ii) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries taken as a whole; and (iii) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case (x) as otherwise disclosed in the Exchange Act Documents and (y) the transactions contemplated hereby or by the Term Sheet.

(n)           Descriptions of the Transaction Documents.  The descriptions contained in the Registration Statement and the Prospectus of this Agreement, the Registration Rights Agreement, the Syndication Agreement, the Amended Plan, the Agreement Order and the Confirmation Order (collectively, the “Transaction Documents”) will conform in all material respects to the Transaction Documents.

(o)           No Violation or Default.  Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or similar organizational documents.  Neither the Company nor any of its subsidiaries is:  (i) except as a result of any Proceedings, in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (ii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (ii) above, for any such default or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(p)           Legal Proceedings.  Except as described in the Exchange Act Documents, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of the Company to perform its obligations under the Transaction Documents, no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Exchange Act to be described in the Exchange Act Documents that are not so described and (ii) there are no statutes, regulations or contracts or other documents that are required under the Exchange Act to be filed as exhibits to the Exchange Act Documents or described in the Exchange Act Documents that are not so filed or described.

(q)           Independent Accountants.  Ernst & Young LLP (“E&Y”), who have certified certain financial statements of the Company and its consolidated subsidiaries, are an independent registered public accounting firm with respect to the Company and its consolidated subsidiaries as required by the Securities Act.

(r)            Title to Intellectual Property.  The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, except where the failure to own or possess any such rights could not reasonably be expected to have a Material Adverse Effect; and, except as could not reasonably be expected to have a Material Adverse Effect, the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any notice of any material claim of infringement or conflict with any such material rights of others.

(s)           No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the Exchange Act to be described in the Exchange Act Documents and that are not described.

(t)            Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Shares and the Purchased Shares and the application of the proceeds thereof as described in the Prospectus, will not be required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(u)           Licenses and Permits.  The  Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement and the Exchange Act Documents, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Exchange Act Documents and except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(v)           Compliance With Environmental Laws.  The Company and its subsidiaries (i) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, decisions and orders relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except, in the case of each of the clauses (i), (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.

(w)          Compliance With ERISA.  Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is maintained, administered or contributed to by the Company or any of its affiliates for employees or former employees of the Company and its affiliates has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to comply with such applicable statutes, orders, rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect; as of the date hereof, no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any such plan, excluding transactions effected pursuant to a statutory or administrative exemption, except such transactions that would not, individually or in the aggregate, have a Material Adverse Effect; and for each such plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, except as disclosed in Business Plan 3.1 of the Company (consisting of the following documents: Investor Presentation dated January 2007, Labor Presentation dated January 2007 and Passenger Revenue Support BP 3.0 dated January 19, 2007) (the “Business Plan”), as of the date hereof, no “accumulated funding deficiency” as defined in Section 412 of the Code and Section 402 of the Pension Protection Act of 2006 exists, and, as of December 31, 2006, the aggregate present value of all benefits accrued under such plans determined using actuarial assumptions consistent with Section 402 of the Pension Protection Act of 2006 exceeded the aggregate fair market value of the assets of such plans (excluding for these purposes accrued but unpaid contributions) by approximately $277 million.

(x)            Accounting Controls.  The Company and its subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(y)           Insurance.  The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are customary for companies whose businesses are similar to the Company and its subsidiaries; and, as of the date hereof, neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

(z)            No Unlawful Payments.  Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(aa)         No Restrictions on Certain Dividends and Other Payments.  Subject to the Bankruptcy Code, Northwest Airlines, Inc., which is an indirect wholly owned subsidiary of the Company, and any of its direct or indirect parent entities which are subsidiaries of the Company, are not currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party, other than any credit agreement to which it is a party or is subject, from paying any dividends to its parent, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company or any other subsidiary of the Company any loans or advances to such subsidiary from the Company or from any other subsidiary of the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company.

(bb)         No Broker’s Fees.  Except for Seabury Transportation Advisors LLC, neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or any of its subsidiaries or the Investor for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Rights or the Shares or the Purchased Shares.

(cc)         No Registration Rights.  Except for registration rights granted to a purchaser of New Common Stock as contemplated by Section 5(j)(iv), as of the Effective Date, no person (other than the Investor and the Ultimate Purchasers) will have the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or by reason of the issuance and sale of the Rights and the ECA Shares.  Notwithstanding the foregoing, members of management of the Company who receive shares of New Common Stock or stock options pursuant to the transactions contemplated herein may have such shares of New Common Stock and the shares of New Common Stock issuable upon the exercise of such stock options registered on a Form S-8 under the Securities Act.

(dd)         No Stabilization.  The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the New Common Stock.

(ee)         Margin Rules.  Neither the issuance, sale and delivery of the Rights or the Shares or the Purchased Shares nor the application of the proceeds therefrom by the Company as to be described in the Registration Statement and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

4.             Representations and Warranties of the Investor.  The Investor represents and warrants to, and agrees with, the Company as set forth below.  Each representation, warranty and agreement is made as of the date hereof and as of the Closing Date:

(a)           Incorporation.  The Investor has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware.

(b)           Corporate Power and Authority.  The Investor has the requisite corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c)           Execution and Delivery.  This Agreement has been duly and validly executed and delivered by the Investor and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, and the execution and delivery by the Investor of this Agreement (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under, any agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the Property or assets of the Investor is subject and (ii) will not result in any violation of any applicable law, except in any such case described in subclause (i) or (ii) as will not have or could not be reasonably expected to have a material adverse effect on the ability of the Investor to consummate the transactions contemplated by this Agreement.

(d)           Securities Laws Compliance.  The ECA Shares will not be offered for sale, sold or otherwise transferred by the Investor except pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(e)           Consents and Approvals.  No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Investor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (i)  the registration under the Securities Act of resales of the ECA Shares, (ii) filings with respect to and the expiration or termination under the HSR Act relating to the sale of ECA Shares to the Investor hereunder and (iii) as may be required under state securities or Blue Sky laws in connection with the purchase of ECA Shares by the Investor.

(f)            Information.  The Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein.  Notwithstanding the foregoing, nothing contained herein will operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Investor for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

(g)           Purchase Intent.  The Investor is not acquiring the ECA Shares with a view to distributing or reselling such ECA Shares or any part thereof except pursuant to an effective registration statement under the Securities Act or an exemption from such registration.  The Investor understands that the Investor must bear the economic risk of this investment indefinitely, unless the ECA Shares are registered pursuant to the Securities Act and any applicable state securities or Blue Sky laws or an exemption from such registration is available, and further understands that the Company has no present intention of registering the resale of any ECA Shares other than pursuant to the Registration Rights Agreement.  Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the ECA Shares for any period of time.

(h)           Investor Status.  The Investor is as of the date hereof, and will be as of the Closing Date, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(i)            Reliance on Exemptions.  The Investor understands that the ECA Shares are being offered and sold to the Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the ECA Shares.

(j)            Experience of the Investor.  The Investor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the ECA Shares.  The Investor understands and is able to bear any economic risks associated with such investment (including without limitation the necessity of holding such ECA Shares for an indefinite period of time) and is able to afford a complete loss of its investment in the ECA Shares.

(k)           Access to Information.  The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the ECA Shares.  The Investor acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the ECA Shares and the merits and risks of investing in the ECA Shares; (ii) access to information about the Company and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of the Investor or its representatives or counsel shall modify, amend or affect the Investor ‘s right to rely on the truth, accuracy and completeness of the Exchange Act Documents and the Company’s representations and warranties contained in the Transaction Documents.  The Investor understands that the Investor’s investment in the ECA Shares involves a high degree of risk.

5.             Additional Covenants of the Company.  The Company agrees with the Investor:

(a)           Agreement Motion and Agreement Order.  Not later than February 15, 2007, the Company will file a motion and supporting papers (the “Agreement Motion”) (including an order in form and substance satisfactory to each of the Company and the Investor) seeking an order under sections 105 and 363 of the Bankruptcy Code approving this Agreement, the Syndication Agreement, the Registration Rights Agreement, the payment, on the terms and at the time specified herein, of the Backstop Fee, the Expiration Time Fee and the Termination Fee, the reimbursement, on the terms and at the time specified herein, of Transaction Expenses and the release and exculpation of the Investor, its affiliates, the Ultimate Purchasers, their affiliates, representatives and advisors from any liability for participation in the transactions contemplated hereby by the Registration Rights Agreement, the Amended Plan and the Syndication Agreement to the fullest extent permitted under applicable law and authorizing the Company to enter into this Agreement and the Registration Rights Agreement (the “Agreement Order”).  The Company agrees that it shall use its commercially reasonable efforts, subject to any applicable fiduciary duties, to (i) fully support the Agreement Motion and any application seeking Bankruptcy Court approval and authorization to pay the fees and expenses hereunder, as an administrative expense of the estate, including, but not limited to, filing supporting affidavits on behalf of the Company and/or its financial advisor and providing the testimony of the affiants if needed and (ii) obtain approval of the Agreement Order as soon as practicable following the filing of the motion therefor.

(b)           Term Sheet, Disclosure Statement and Amended Plan.  As soon as practicable after the date of this Agreement, the Company and the other Debtors will file a disclosure statement (the “Initial Disclosure Statement”) and seek Bankruptcy Court approval thereof under section 1125 of the Bankruptcy Code.  The disclosure statement in the form approved by the Bankruptcy Court is hereinafter referred to as the “Disclosure Statement”.  The Company will seek confirmation of the Amended Plan as soon as practicable after the end of the solicitation period.  Prior to filing or disseminating the Initial Disclosure Statement or any revisions, supplements, modifications or amendments to the Initial Disclosure Statement or the Existing Plan, the Company will provide to the Investor and its counsel a copy of such filing, revision, modification, supplement or amendment and a reasonable opportunity to review and comment on such documents prior to being filed or disseminated; provided that such review and comment shall not constitute a presumption or other determination that the documents constitute (and comply with the definition of) either an Amended Plan or a Disclosure Statement, as applicable. In addition, the Company will provide to the Investor and its counsel a copy of a draft of the Confirmation Order and a reasonable opportunity to review and comment on such draft prior to such order being filed with the Bankruptcy Court.

(c)           Rights Offering.  To effectuate the Rights Offering as provided herein and to use commercially reasonable efforts to seek entry of an order of the Bankruptcy Court, prior to the commencement of the Rights Offering, authorizing the Company to conduct the Rights Offering pursuant to the securities exemption provisions set forth in section 1145(a) of the Bankruptcy Code.

(d)           Listing.  To use commercially reasonable efforts to list and maintain the listing of the New Common Stock (and any applicable associated share purchase rights) on the NYSE or the quotation of the New Common Stock (and any applicable associated share purchase rights) on Nasdaq.

(e)           Notification.  To notify, or to cause the Subscription Agent to notify, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Expiration Time (and any extensions thereto), or more frequently if reasonably requested by the Investor, the Investor of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

(f)            Unsubscribed Shares.  To determine the number of Unsubscribed Shares, if any, in good faith, and to provide a Purchase Notice or a Satisfaction Notice that accurately reflects the number of Unsubscribed Shares as so determined and to provide to the Investor a certification by the Subscription Agent of the Unsubscribed Shares or, if such certification is not available, such written backup to the determination of the Unsubscribed Shares as Investor may reasonably request.

(g)           Stock Splits, Dividends, etc.  In the event of any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of New Common Stock, the Purchase Price and the number of ECA Shares to be purchased hereunder will be proportionally adjusted to reflect the increase or decrease in the number of issued and outstanding shares of New Common Stock.

(h)           HSR.  To promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of ECA Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(i)            Effectiveness of the Registration Statement.  To prepare and file, in cooperation with the Investor, a shelf registration statement (the “Registration Statement”) covering resales of New Common Stock held by the Investor and the Ultimate Purchasers as soon as practicable after the date hereof, but in no event later than April 2, 2007, and provide the Investor with a reasonable opportunity to review and propose changes to the Registration Statement before any filing with the Commission; to advise the Investor, promptly after it receives notice thereof, of the time when the Registration Statement has been filed or has become effective or any prospectus or prospectus supplement has been filed and to furnish the Investor with copies thereof; to advise the Investor promptly after it receives notice thereof of any comments or inquiries by the Commission (and to furnish the Investor with copies of any correspondence related thereto), of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or prospectus or for additional information.  The Company shall use its commercially reasonable efforts to cause such

Registration Statement to become effective not later than June 30, 2007.  The foregoing provisions shall be set forth in the Registration Rights Agreement.

(j)            Clear Market.  For a period of 180 days after the Closing Date (the “Restricted Period”), the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for capital stock of the Company or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the capital stock of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of capital stock of the Company or such other securities, in cash or otherwise, without the prior written consent of the Investor, except for (i) Rights and New Common Stock issuable upon exercise of Rights, (ii) stock options, stock and restricted stock granted to members of management of the Company on or after the Effective Date and shares of New Common Stock issued upon the exercise of any such stock options and issued upon the exercise of any stock options outstanding as of the Effective Date, (iii) the issuance of New Common Stock and other equity interests as set forth in the Term Sheet and pursuant to the Amended Plan and (iv) the issuance of up to $150,000,000 of New Common Stock to one or more parties on the list provided to the Investor prior to the date hereof (hereinafter referred to collectively as the “Third Party Purchaser”) at a purchase price per share not less than the Purchase Price.  Notwithstanding the foregoing, if (1) during the last 17 days of the Restricted Period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Restricted Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions imposed by this Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(k)           Use of Proceeds.  The Company will apply the net proceeds from the sale of the Shares and the Purchased Shares as provided in the Term Sheet.

(l)            No Stabilization.  The Company will not take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the New Common Stock.

(m)          Registration Rights Agreement.  The Company will file with the Bankruptcy Court as soon as practicable after the date hereof, but in no event later than February 15, 2007, a form of a registration rights agreement (the “Registration Rights Agreement”) in form and substance reasonably satisfactory to the Company and the Investor and which shall include the terms set forth in Exhibit B hereto.  The Company and the Investor shall use commercially reasonable efforts to negotiate and execute, and seek Bankruptcy Court approval of, the Registration Rights Agreement as promptly as practicable.

6.             Additional Covenants of the Investor.  The Investor agrees with the Company:

(a)           Information.  To provide the Company with such information as the Company reasonably requests regarding the Investor for inclusion in the Registration Statement and the Disclosure Statement.

(b)           HSR Act.  To use reasonable best efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under the HSR Act so that the applicable waiting period shall have expired or been terminated thereunder with respect to the purchase of ECA Shares hereunder, and not to take any action that is intended or reasonably likely to materially impede or delay the ability of the parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

(c)           Entry of the Agreement Order.  To use commercially reasonable efforts to facilitate the entry of the Agreement Order.

(d)           No Action in Bankruptcy Court.  To not file any pleading or take any other action in the Bankruptcy Court with respect to this Agreement, the Amended Plan, the Disclosure Statement or the Confirmation Order of the consummation of the transactions contemplated hereby or thereby that is inconsistent in any material respect with this Agreement or the Company’s efforts to obtain the entry of court orders consistent with this Agreement.

(e)           Transfer Restrictions.  The Investor covenants and agrees that ECA Shares will only be disposed of by it pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and in compliance with any applicable state securities or Blue Sky laws.  The Investor agrees to the imprinting, so long as is required by this Section 6(e), of the following legend on any certificate evidencing the ECA Shares:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES (“BLUE SKY”) LAWS.  THE SHARES HAVE NOT BEEN ACQUIRED WITH A VIEW TO DISTRIBUTION OR RESALE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION AND IN COMPLIANCE WITH APPLICABLE BLUE SKY LAWS.  THE SHARES MAY NOT BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, ENCUMBERED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF (EXCEPT PURSUANT TO THE SYNDICATION AGREEMENT DATED AS OF FEBRUARY 12,

2007 BETWEEN J.P. MORGAN SECURITIES INC. AND THE BACKSTOP PURCHASERS REFERRED TO THEREIN) UNLESS EITHER (I) A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES IS EFFECTIVE UNDER THE ACT OR (II) UNLESS WAIVED BY THE CORPORATION, THE CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT NO VIOLATION OF THE ACT WILL BE INVOLVED IN SUCH TRANSACTION OR A NO ACTION LETTER WITH RESPECT TO SUCH TRANSACTION FROM THE STAFF OF THE COMMISSION.

Certificates evidencing ECA Shares shall not be required to contain such legend or any other legend (i) while a Registration Statement covering the resale of the ECA Shares is effective under the Securities Act, or (ii) following any sale of ECA Shares pursuant to Rule 144, or (iii) if ECA Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission).  Following the Effective Date or at such earlier time as a legend is no longer required for certain ECA Shares, the Company will, promptly, following the delivery by the Investor to the Company of a legended certificate representing such ECA Shares, deliver or cause to be delivered to the Investor a certificate representing such ECA Shares that is free from all restrictive and other legends.

In the event the above legend is removed from any of the ECA Shares and thereafter the effectiveness of a registration statement covering such ECA Share is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then the Company may immediately place a stop-transfer order against the certificates with respect to the sale of any ECA Share pursuant to such registration statement, and upon reasonable advance notice to the Investor, the Company may require that the above legend be placed on any such ECA Share that cannot then be sold pursuant to an effective registration statement or under Rule 144 and the Investor shall cooperate in the replacement of such legend.  Such legend shall thereafter be removed when such ECA Share may again be sold pursuant to an effective registration statement or under Rule 144.

7.             Conditions to the Obligations of the Investor.  The obligation of the Investor to purchase the ECA Shares pursuant to this Agreement on the Closing Date are subject to the following conditions:

(a)           Agreement Order.  The Agreement Order shall have been entered by the Bankruptcy Court in the form satisfactory to each of the Company and the Investor, and the Agreement Order shall have become a Final Agreement Order.

(b)           Inconsistent Transaction.  Subject to the approval of this Agreement by the Bankruptcy Court, the Company and the other Debtors shall not have made a public announcement, entered into an agreement or filed any pleading or document with the Bankruptcy Court evidencing its intention to support, or otherwise supported, any transaction inconsistent with this Agreement or the Amended Plan, shall not have filed any plan that is not the Amended Plan and shall not have been agreed to, consented to, provided any support to, solicited or encouraged, participated in the formulation of, or voted for any transaction or plan of reorganization or liquidation other than the Amended Plan, or any motion or other filing seeking dismissal of the Debtors’ chapter 11 cases, the appointment of a trustee or examiner in the Debtors’ chapter 11 cases or the conversion of the Debtors’ chapter 11 cases to cases under chapter 7 of the Bankruptcy Code (a “Competing Transaction”).

(c)           Confirmation Order.  An order of the Bankruptcy Court confirming the Amended Plan (the “Confirmation Order”) shall have been entered and such order shall be non-appealable, shall not have been appealed within ten (10) days of entry or, if such order is appealed, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

(d)           Disclosure Statement, Amended Plan and Confirmation Order.  (i) The Disclosure Statement and the Amended Plan shall not conflict with and shall be consistent with the Term Sheet and the representations, warranties and covenants made by the Company hereunder and (ii) the financial conditions to closing set forth in the Term Sheet shall have been satisfied.

(e)           Conditions to Confirmation.  The conditions to confirmation and the conditions to the Effective Date of the Amended Plan shall have been satisfied or waived by the Investor and the Company in accordance with the Amended Plan, and the Effective Date shall have occurred or will occur on the Closing Date.

(f)            [Reserved]

(g)           Rights Offering.  The Expiration Time shall have occurred.

(h)           Purchase Notice.  The Investor shall have received a Purchase Notice in accordance with Section 1(e) from the Company, dated as of the Determination Date, certifying as to the number of Unsubscribed Shares to be purchased pursuant to the Backstop Commitment.

(i)            Valid Issuance.  The New Common Stock shall be, upon payment of the aggregate Purchase Price as provided herein, validly issued, fully paid, non-assessable and free and clear of all taxes, liens, pre-emptive rights, rights of first refusal, subscription and similar rights.

(j)            No Restraint.  No judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Amended Plan, the Rights Offering or the transactions contemplated by this Agreement.

(k)           HSR Act.  If the purchase of ECA Shares by the Investor pursuant to this Agreement is subject to the terms of the HSR Act, the applicable waiting period shall have expired or been terminated thereunder with respect to such purchase.

(l)            Enforceability.  This Agreement shall be valid and enforceable against the Company and the Company shall not be in breach of this Agreement.

(m)          NYSE/Nasdaq.  The New Common Stock issuable upon exercise of the Rights shall be approved for trading on the NYSE or Nasdaq, subject to official notice of issuance.

(n)           Comfort Letters.  If the effective date of the Registration Statement has occurred on or prior to the Closing Date, E&Y shall have furnished to the Investor letters dated such Effective Date and the Closing Date and addressed to the Investor, in form and substance reasonably satisfactory to the Investor, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus; provided, that such letters shall use a “cut-off” date no more than three (3) Business Days prior to the date of delivery thereof.

(o)           Opinion of Counsel for the Company.  Cadwalader, Wickersham & Taft LLP, counsel for the Company, and Michael Miller, Vice President—Legal of the Company, shall have each furnished to the Investor their written opinion, dated the Closing Date and addressed to the Investor, in form and substance reasonably satisfactory to the Investor.

(p)           No Legal Impediment to Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued in each by any federal, state or foreign governmental or regulatory authority that, as of the Closing Date, prohibits the issuance or sale of the Rights or the Shares or the Purchased Shares or the resale of the ECA Shares pursuant to the Syndication Agreement; and no injunction or order of any federal, state or foreign court shall have been issued that, as of the Closing Date, prohibits the issuance or sale of the Rights or the Shares or the Purchased Shares or the resale of the ECA Shares pursuant to the Syndication Agreement.

(q)           Good Standing.  The Investor shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and its significant subsidiaries (as such term is defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act) in their respective jurisdictions of organization, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

(r)            Representations and Warranties and Covenants.  The representations and warranties of the Company in paragraphs (a)-(l), (n), (q), (t), (u) and (aa)-(ee) of

Section 3 shall be true and correct on the date hereof and as if made on the Closing Date, the representations and warranties of the Company in paragraphs (m), (o), (p), (r), (s) and (v)-(z) of Section 3 shall be true and correct on the date hereof (and shall not be required to be true on any subsequent date), and the Company shall have complied in all material respects with all covenants in this Agreement and in the Registration Rights Agreement.

(s)           Officer’s Certificate.  The Investor shall have received on and as of the Closing Date a certificate of the chief financial officer or chief accounting officer of the Company and one additional senior executive officer of the Company who is satisfactory to the Investor (i) confirming that the Company has satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, (ii) to the effect set forth in Sections 7(f) and 7(r) and (iii) if the Registration Statement has been declared effective at or prior to the Closing Date, confirming that such officers have carefully reviewed the Registration Statement and the Prospectus and, to the best knowledge of such officers, the information set forth therein is true and correct.

(t)            Bankruptcy Court Approval.  The Registration Rights Agreement shall have been approved by the Bankruptcy Court in a final order and shall have been executed by the parties thereto in substantially the same form as the forms thereof filed with the Bankruptcy Court.

(u)           Fees, Etc.  All fees and other amounts required to be paid or reimbursed to the Investor as of the Closing Date shall have been paid or reimbursed.

8.             Indemnification.

(a)           Subject to the approval of this Agreement by the Bankruptcy Court, whether or not the Rights Offering is consummated or this Agreement or the Backstop Commitment is terminated, the Company (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Investor and Ultimate Purchasers, their respective affiliates and their respective officers, directors, employees, agents and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with any claim, challenge, litigation, investigation or proceeding with respect to the Rights Offering, the Backstop Commitment, the Transaction Documents, the Registration Statement or the Prospectus or the transactions contemplated thereby, including without limitation, payment of the Transaction Expenses, Backstop Fee or Termination Fee, if any, distribution of Rights, purchase and sale of Shares in the Rights Offering and purchase and sale of ECA Shares pursuant to this Agreement, or any breach of the Company of this Agreement or the Registration Rights Agreement, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any reasonable legal or other reasonable out-of-pocket expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from (i) bad faith, gross negligence or willful misconduct on the part of such Indemnified Person or (ii) statements or omissions in the Preliminary Prospectus, Registration Statement or Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to the Investor or the Ultimate Purchaser furnished to the Company in writing by or on behalf of the Investor or the Ultimate Purchaser expressly for use in the Preliminary Prospectus, Registration Statement or Prospectus or any amendment or supplement thereto or (iii) any statement or omission in the Preliminary Prospectus, Registration Statement or Prospectus or any amendment or supplement thereto that is corrected in any subsequent prospectus that was delivered to the Investor or the Ultimate Purchaser at least two Business Days prior to the relevant sale or sales by the Investor or Ultimate Purchaser.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.  It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to the sale of Shares and Purchased Shares contemplated by this Agreement bears to (ii) the fee paid or proposed to be paid to the Investor in connection with such sale plus the difference between the price paid by the Investor for the purchase of the Purchased Shares and the market value of the Purchased Shares on the Closing Date.  The Indemnifying Party also agrees that no Indemnified Person shall have any liability based on their exclusive or contributory negligence or otherwise to the Indemnifying Party, any person asserting claims on behalf of or in right of any of the Indemnifying Party, or any other person in connection with or as a result of the Rights Offering, the Backstop Commitment, the Transaction Documents, the Registration Statement, the Prospectus or the transactions contemplated thereby, except as to any Indemnified Person to the extent that any losses, claims, damages, liability or expenses incurred by the Company are finally judicially determined to have resulted from (i) bad faith, gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement or the Registration Rights Agreement or (ii) statements or omissions in the Preliminary Prospectus, Registration Statement or Prospectus or any amendment or supplement thereto made in reliance upon or in conformity with information relating to the Investor or the Ultimate Purchaser furnished to the Company in writing by or on behalf of the Investor or the Ultimate Purchaser expressly for use in the Preliminary Prospectus, Registration Statement or Prospectus or any amendment or supplement thereto or (iii) any statement or omission in the Preliminary Prospectus, Registration Statement or Prospectus or any amendment or supplement thereto that is corrected in any subsequent prospectus that was delivered to the Investor or the Ultimate

Purchaser at least two Business Days prior to the relevant sale or sales by the Investor or Ultimate Purchaser; provided, however, that in no event shall an Indemnified Person or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of any of their activities related to the foregoing.  The indemnity, reimbursement and contribution obligations of the Indemnifying Party under this Section 8 shall be in addition to any liability that the Indemnifying Party may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnifying Party and any Indemnified Person.

(b)           Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to the Transaction Documents, the  Registration Statement, the Prospectus or any of the transactions contemplated thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (i) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have to an Indemnified Person otherwise than on account of this Section 8.  In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, provided that if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person.  Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel, approved by Investor, representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

(c)           The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld).  If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 8.  The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

9.             Survival of Representations and Warranties, Etc.  Notwithstanding any investigation at any time made by or on behalf of any party hereto, all representations, warranties and covenants made in this Agreement will survive the execution and delivery of this Agreement and the Closing Date, except that the representations and warranties made in Sections 3(n), (o) (p), (r), (s) and (w)-(z) will only survive for a period of three (3) years after the Closing Date.

10.           Termination.

(a)           This Agreement shall automatically terminate:

(i)      If the Company has not filed the Agreement Motion with the bankruptcy Court by February 15, 2007;

(ii)     If the Bankruptcy Court has not entered the Agreement Order by March 30, 2007, but in no event later than the date the Bankruptcy Court approved the Disclosure Statement; or

(iii)    If the purchase and sale contemplated by Section 2(a) have not occurred by June 30, 2007.

(b)           The Investor may terminate this Agreement:

(i)      If the Backstop Fee has not been paid by the first Business Day after the tenth day following the entry of the Agreement Order;

(ii)     If any Expiration Time Fee has not been paid as required by Section 1(g);

(iii)    Upon the failure of any of the conditions set forth in Section 7 to be satisfied, which failure is incapable of cure by June 30, 2007;

(iv)    If the Company makes a public announcement, enters into an agreement or files any pleading or document with the Bankruptcy Court evidencing its intention to support, or otherwise supports, any Competing Transaction; or

(v)     If there shall have occurred any act of terrorism, or a credible threat, attempt or conspiracy with respect to an act of terrorism, relating to a major commercial airport in the United States, Western Europe or on the Company’s route system or with respect to a United States, Western European or Asian commercial aircraft on the Company’s route system, which act, threat, attempt or conspiracy causes the Federal Aviation Administration (or other applicable non-U.S. regulatory entity) to (i) close any major United States, Western European or Asian commercial airport on the Company’s route system for a period of at least 48 hours, (ii) ground United States domestic commercial flights for a period of at least 48 hours or (iii) ground Northwest Airlines commercial flights for a period of at least 48 hours, and the Investor concludes in its reasonable judgment that it is inadvisable to proceed with the purchase of the ECA Shares or the reoffer thereof.

(c)           The Company may terminate this Agreement at any time prior to the entry of the Agreement Order, by giving written notice to the Investor of its determination not to proceed with the transactions contemplated hereby, whereupon this Agreement will terminate.

(d)           If this Agreement is terminated by the Company pursuant to Section 10(c), or if this Agreement terminated automatically pursuant to Section 10(a)(i) or (ii) and at the time of such termination the Investor is in compliance in all material respects with its obligations under this Agreement, then, subject to the approval of the Bankruptcy Court, the Company shall pay the Investor $7,500,000 (the “Termination Fee”), and, in any event, the Company shall pay to the Investor any Transaction Expenses and any other amounts certified by the Investor to be due and payable hereunder that have not been paid theretofore.  Payment of the amounts due under this Section 10(d) will be made by wire transfer of immediately available funds to the account or accounts specified by the Investor at least 24 hours in advance to the Company.  The provision for the payment of the Termination Fee is an integral part of the transactions contemplated by this Agreement, and without this provision the Investor would not have entered into this Agreement and shall, subject to the approval of the Bankruptcy Court, constitute an administrative expense of the Company under section 364(c)(1) of the Bankruptcy Code.  Accordingly, if payment shall become due and payable pursuant to this Section, and suit is commenced which results in a final judgment against the Company no longer subject to appeal, the Company shall pay to the Investor its costs and expenses, including attorneys’ fees, in connection with collecting or enforcing its rights and remedies hereunder.

(e)           In no event will the Termination Fee, if any, be refundable upon termination of this Agreement pursuant to this Section 10.

(f)            Upon termination under this Section 10, the covenants and agreements made by the parties herein under Sections 1(g), 2(b), 2(c), 8, 9, 10(d) and 11 through 19 will survive indefinitely in accordance with their terms.

11.           Notices.  All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a)           If to Investor, to:

(i)            J.P. Morgan Securities Inc.

c/o JPMorgan Chase Bank, N.A.
270 Park Avenue, 17th Floor
New York, New York  10017
Attention: Neelima Veluvolu
Telephone: (212) 270-2150
Telecopy No. (646)-792-3855
neelima.veluvolu@jpmorgan.com

and

J.P. Morgan Securities Inc.
c/o JPMorgan Chase Bank, N.A.
270 Park Avenue, 17th Floor
New York, New York  10017
Attention: Karoline Kane
Telephone: (212) 270-0033
Telecopy No. (646)-792-3855
Karoline.kane2@jpmchase.com

with copies to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York  10005
Attention:  Gerald S. Tanenbaum
                  Stephen A. Greene
Fax:  (212) 269-5420

and to:

Cronin & Vris, LLP
380 Madison Avenue, 24th Floor
New York, New York  10017
Attention:  Denis F. Cronin
                   Jane Lee Vris
Fax:  (212) 883-1314

(b)           If to the Company, to:

Northwest Airlines Corporation
2700 Lone Oak Parkway
Eagan, Minnesota 55121
Attention: Neal Cohen
     Executive Vice President and Chief Financial Officer
Fax:  (612) 72-4041

Attention: Michael Miller
      Vice President—Law and Secretary
Fax:  (612) 726-7123

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Dennis J. Block
Fax: (212)-504-6666

12.           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Notwithstanding the previous sentence, this Agreement, or the Investor’s obligations hereunder, may be assigned, delegated or transferred, in whole or in part, by the Investor to any Affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Investor over which the Investor or any of its Affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights; provided, that any such assignee assumes the obligations of the Investor hereunder and agrees in writing to be bound by the terms of this Agreement in the same manner as the Investor.  Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the Investor of its obligations hereunder if such assignee fails to perform such obligations. Except as provided in the sixth paragraph of this Agreement and the last sentence of Section 2(a) with respect to Ultimate Purchasers, and except as provided in Section 8 with respect to the Indemnified Parties, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.  Notwithstanding the foregoing, the Investor may direct the Company, by notice given to the Company at least one Business Day prior to the Closing

Date, to deliver the number of ECA Shares to be purchased by an Ultimate Purchaser to such Ultimate Purchaser, in which case payment for such ECA Shares will be made directly to the Company by such Ultimate Purchaser; provided that in no such case shall the Investor be relieved of its obligation to pay for such ECA Shares in the event the Ultimate Purchaser does not so pay, and no Ultimate Purchaser shall obtain any rights of the Investor under this Agreement.  Notwithstanding the foregoing or any other provisions hereof, the Investor may not assign any of its rights or obligations under this Agreement to the extent such assignment would violate applicable securities laws.

13.           Prior Negotiations; Entire Agreement.  This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement, except that the parties hereto acknowledge that any confidentiality agreements heretofore executed among the parties will continue in full force and effect.

14.           GOVERNING LAW; VENUE.  THIS AGREEMENT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  THE INVESTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF, AND VENUE IN, THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS.

15.           Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party (including via facsimile or other electronic transmission), it being understood that each party need not sign the same counterpart.

16.           Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance, and subject, to the extent required, to the approval of the Bankruptcy Court.  No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

17.           Headings.  The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

18.           Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly, the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond.

19.           Guarantee of Company Obligations.  All obligations of the Company hereunder are hereby unconditionally guaranteed by Northwest Airlines, Inc., a Minnesota corporation (the “Guarantor”).

[Signature Page Follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, and upon the acceptance hereof by you, this letter and such acceptance hereof will constitute a binding agreement between you and (subject to the approval of the Bankruptcy Court) the Company and the Guarantor.

Very truly yours,
NORTHWEST AIRLINES CORPORATION

		By:	/s/ Neal Cohen
Name: Neal Cohen
Title: Executive Vice President and
Chief Financial Officer

NORTHWEST AIRLINES, INC.,
as Guarantor

		By:	/s/ Neal Cohen
Name: Neal Cohen
Title: Executive Vice President and
Chief Financial Officer

Accepted as of the date hereof:

J.P. MORGAN SECURITIES INC.

By:	/s/ John Abate
Name: John Abate
Title: Managing Director

Exhibit A
Term Sheet

Key parameters:

Disclosure Statement

The Disclosure Statement (as defined in Section 5(b) of the Equity Commitment Agreement (the “ECA”)) shall:

■  be consistent with the Business Plan (as defined in Section 3(w) of the ECA);

■  reflect EBITDARF in excess of $5.4 billion for fiscal year 2007;

■  not be inconsistent with the conditions to confirmation, and the effectiveness of the Amended Plan and any waivers of such conditions shall not be inconsistent with the provisions of the ECA and this Term Sheet;

■  not differ in any material respect from the draft Disclosure Statement provided to the Investor on February 9, 2007.

Financial Conditions to Closing

■  Pro forma unrestricted Cash Liquidity at emergence must be greater than $2.0 billion.

■  The sum of Company (i) Indebtedness; (ii) 1-year forward GAAP aircraft rents multiplied by 7.0; and (iii) preferred equity must not exceed $9.5 billion, on a consolidated basis, at emergence.

■  The fully diluted share count at the Closing Date after giving effect to the sale of the ECA Shares shall not exceed 271,977,778 unless the Company sells up to $150 million of shares to the Third Party Purchaser for an amount not less than the Purchase Price, which when included implies an aggregate share count that shall not exceed 277,533,333.

■  The Company will use the net proceeds from the sale of the ECA Shares for general corporate purposes.

■  The Final Agreement Order will provide for the release and exculpation of the Investor and the Ultimate Purchasers and their affiliates, representatives and advisors as set forth in Section 5(a) of the ECA.

Fully diluted share count parameters:

	Share count
■ Pre offering	244,200,000	(1)
■ Sale of ECA Shares	27,777,778
■ Pro forma total	271,977,778	(1)

(1) Both the pre-offering total share count of 244,200,000 (which is available to unsecured creditors under the Amended Plan and to employees, management and directors as stock grants) and the pro forma total share count of 271,977,778 include shares to be issued on the Effective Date pursuant to the Amended Plan plus "Calculated Option Shares" issued or issuable as of such date.

"Calculated Option Shares" means all shares issued or issuable pursuant to options (not to include options granted to employ-ees, management and directors of the Company, which are addressed below), warrants and convertible or exchangeable se-curities, and the number of Calculated Option Shares shall be determined by dividing (i) the aggregate Black-Scholes Formula valuation (using the average 100 day trailing volatility for publicly traded mainline carriers including AMR Corporation, US Airways Group, Inc., Continental Airlines, Inc. and UAL Corporation, to the extent that it is publicly traded on the NYSE or NASDAQ at the time of calculation) of all of such options, warrants and convertible or exchangeable securities by (ii) $30.00.

Neither the pre-offering total share count nor the pro forma total share count includes (i) up to $150,000,000 of New Com-mon Stock that may be issued to a Third Party Purchaser at a price not less than $27.00 per share and (ii) shares underlying options granted to employees, management and directors of the Company, which shall be issued with market strike prices.

Definitions:

■  Capitalized undefined terms have the meanings set forth in the Equity Commitment Agreement.

■  “Cash Liquidity” means, at any time, the sum of (a) unrestricted cash and cash equivalents of the Company and its Subsidiaries at such time and (b) unrestricted short-term investments of the Company and its Subsidiaries at such time.

■  “EBITDARF” means, for any period, without duplication, the consolidated operating income of the Company and its Subsidiaries for such period (calculated in accordance with GAAP and in a manner consistent with the consolidated financial statements of the Company and its Subsidiaries) plus:

(i) consolidated aircraft operating rental expenses of the Company and its Subsidiaries that were deducted in arriving at the amount of such consolidated operating income for such period;

(ii) amortization and depreciation that were deducted in arriving at the amount of such consolidated operating income for such period;

(iii) interest income of the Company and its Subsidiaries during such period;

(iv) all government reimbursements in cash received during such period for losses incurred as a result of developments affecting the aviation industry (including, without limitation, terrorist acts and epidemic diseases);

(v) any non-recurring non-cash charges of the Company and its Subsidiaries recorded during such period (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), all as determined on a consolidated basis in accordance with GAAP; provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted in calculating EBITDARF in the period when such payments are made;

(vi) non-cash non-recurring charges during such period resulting from the Company’s fleet restructuring and professional fees and other direct bankruptcy costs related to the Proceedings; provided, however, that cash payments made in such period or in any future period in respect of such noncash charges (excluding any such charge incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted in calculating EBITDARF in the period when such payments are made, and provided further that EBITDARF shall be calculated without giving effect to any acceleration of flight equipment rental expense after the Closing Date required as a result of the Company’s decision to remove an aircraft or aircraft class from the operating fleet of the Company; and

(vii) mainline fuel expenses for such period, consistent with the “Aircraft, fuel and taxes” line item of the Company’s regulatory filings, not to include regional carrier fuel expenses.

■  “Indebtedness” means, as to any person, without duplication:

(i) all indebtedness (including principal, interest, fees and charges) of such person for borrowed money or for the deferred purchase price of property or services but excluding trade accounts payable and accrued expenses incurred in the ordinary course of business;

(ii) all indebtedness of the types described in clause (i), (iii) or (iv) of this definition secured by any lien on any property owned by such person, whether or not such indebtedness has been assumed by such person (to the extent of the value of the respective property);

(iii) capital lease obligations; and

(iv) all hedging obligations under any interest rate protection agreement.

■  “Subsidiary” means (i) any corporation more than 50% of whose stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person and/or one or more Subsidiaries of such person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a 50% equity interest at the time; provided, however, that LAX Two Corp. and its Subsidiaries shall be deemed not to be Subsidiaries of the Company or any of its Subsidiaries for purposes of this Term Sheet.

Exhibit B

Registration Rights Agreement:

(i) all shares of New Common Stock acquired pursuant to the Equity Commitment Agreement by the Investors, the Ultimate Purchasers and their successors, assigns and transferees (collectively, “Holders”) on the Closing Date and all shares of New Common Stock acquired pursuant to the Amended Plan, to the extent such shares are required to be registered under the Securities Act in connection with the resale thereof, shall constitute “registrable securities”;

(ii) the initial shelf registration statement shall be kept effective until two years after the later of the date on which it becomes effective and the Closing Date;

(iii) in addition to such initial shelf registration statement, the Holders shall have unlimited demand and piggyback registration rights (subject to reasonable minimum amounts to be included in any demand);

(iv) the Company shall provide reasonable cooperation and assistance of the type described in a registration rights agreement for registered offerings if any of the Holders elects to sell its shares pursuant to a private placement or similar transaction (including providing due diligence access);

(v) provide for underwritten offerings; and

(vi) representations and warranties and indemnities and contribution of the type made in a customary underwriting agreements for an underwritten public offering.